Exhibit 10.2



                             STOCKHOLDER AGREEMENT

                                    BETWEEN

                           MERRILL LYNCH & CO., INC.


                                      AND

                                NEW BOISE, INC.







                         DATED AS OF FEBRUARY 15, 2006




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                                Table of Contents


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                                    ARTICLE I

                                   DEFINITIONS

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Section 1.1       Certain Defined Terms...............................................1
Section 1.2       Other Defined Terms.................................................7
Section 1.3       Other Definitional Provisions.......................................7
Section 1.4       Methodology for Calculations........................................8

                                   ARTICLE II

                                 SHARE OWNERSHIP

Section 2.1       Acquisition of Additional New BlackRock Capital Stock...............8
Section 2.2       Prohibition of Certain Communications and Actions...................9
Section 2.3       Purchases of Additional Securities.................................11
Section 2.4       New BlackRock Share Repurchases....................................11

                                   ARTICLE III

                              TRANSFER RESTRICTIONS

Section 3.1       General Transfer Restrictions......................................12
Section 3.2       Restrictions on Transfer...........................................12
Section 3.3       Right of Last Refusal..............................................13
Section 3.4       Legend on Securities...............................................14
Section 3.5       Change of Control..................................................15

                                   ARTICLE IV

                              CORPORATE GOVERNANCE

Section 4.1       Composition of the Board...........................................15
Section 4.2       Vote Required for Board Action; Board Quorum.......................16
Section 4.3       Committees.........................................................18
Section 4.4       Certificate of Incorporation and Bylaws to be Consistent...........19
Section 4.5       Information Rights.................................................19
Section 4.6       Voting Agreements..................................................21
Section 4.7       Related Party Transactions.........................................21

                                    ARTICLE V

                                 NON-COMPETITION

Section 5.1       Non-Competition....................................................22

                                   ARTICLE VI

                                  MISCELLANEOUS

Section 6.1       Conflicting Agreements.............................................27
Section 6.2       Termination........................................................27
Section 6.3       Ownership Information..............................................27
Section 6.4       Savings Clause.....................................................27
Section 6.5       Amendment and Waiver...............................................27
Section 6.6       Severability.......................................................28
Section 6.7       Entire Agreement...................................................28
Section 6.8       Successors and Assigns.............................................28
Section 6.9       Counterparts.......................................................28
Section 6.10      Remedies...........................................................28
Section 6.11      Notices............................................................29
Section 6.12      Governing Law; Consent to Jurisdiction.............................29
Section 6.13      Interpretation.....................................................30
Section 6.14      Effectiveness......................................................30

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                              STOCKHOLDER AGREEMENT


         STOCKHOLDER AGREEMENT dated as of February 15, 2006 between New Boise, Inc., a Delaware corporation ("New BlackRock") and Merrill Lynch & Co., Inc., a Delaware corporation ("Merrill Lynch").


          WHEREAS, New BlackRock, BlackRock, Inc., a Delaware corporation, and Merrill Lynch are parties to a Transaction Agreement, dated as of February_____, 2006 (the "Transaction Agreement"), pursuant to and subject to the terms and conditions of which, among other things, Merrill Lynch will contribute to New BlackRock all of its interest in certain of its Controlled Affiliates in consideration for shares of Capital Stock of New BlackRock;


          WHEREAS, upon the closing under the Transaction Agreement (the "Closing"), Merrill Lynch will Beneficially Own (as defined herein), directly and/or through its Subsidiaries (as defined herein), up to 45% of the issued and outstanding New BlackRock Class A Common Stock (as defined herein) and additional non-voting shares of New BlackRock Capital Stock (as defined herein);


          WHEREAS, it is a condition to the obligations of each of New BlackRock and Merrill Lynch to consummate the transactions contemplated by the Transaction Agreement that this Agreement shall have been duly executed and delivered by New BlackRock and Merrill Lynch; and


          WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of New BlackRock Common Stock to be Beneficially Owned by Merrill Lynch following the Closing, as well as restrictions on certain activities in respect of New BlackRock Capital Stock, corporate governance and other related corporate matters;


          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:


          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither New BlackRock nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of Merrill Lynch solely by virtue of the Beneficial Ownership by Merrill Lynch of New BlackRock Capital Stock, the election of Directors nominated by Merrill Lynch to the Board, the election of any other Directors nominated by the Board or any other action taken by Merrill Lynch in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

          "Agreement" means this Stockholder Agreement as it may be amended, supplemented, restated or modified from time to time.

          "Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will Merrill Lynch be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by Merrill Lynch shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Person and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of New BlackRock or avoiding the provisions of this Agreement. The term "Beneficially Own" shall have a correlative meaning.

          "Board" means the Board of Directors of New BlackRock.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

          "By-Laws" means the By-Laws of New BlackRock, as amended or supplemented from time to time.

          "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

          A "Change of Control of Merrill Lynch" shall be deemed to occur when the Board of Directors of Merrill Lynch determines that a Change in Control of Merrill Lynch has occurred, as a Change in Control of Merrill Lynch may be defined from time to time by the Board of Directors of Merrill Lynch; provided, however, that at a minimum, a Change in Control of Merrill Lynch shall, without any action by the Board of Directors of Merrill Lynch, be deemed to occur if:

          (i) any Person, excluding employee benefit plans of Merrill Lynch, is or becomes the Beneficial Owner, directly or indirectly, of securities of Merrill Lynch representing a majority of the combined voting power of Merrill Lynch's then outstanding securities;

          (ii) Merrill Lynch consummates a merger, consolidation, share exchange, division or other reorganization or transaction of Merrill Lynch (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of Merrill Lynch outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power immediately after such Fundamental Transaction of (A) Merrill Lynch's outstanding securities, (B) the surviving entity's outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division;

          (iii) the shareholders of Merrill Lynch approve a plan of complete liquidation or winding-up of Merrill Lynch or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all Merrill Lynch's assets;

          (iv) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors of Merrill Lynch (including for this purpose any new director whose election or nomination for election by Merrill Lynch's shareholders in connection with such proxy contest was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board of Directors of Merrill Lynch (excluding any Board seat that is vacant or otherwise unoccupied); or

          (v) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Merrill Lynch (including for this purpose any new director whose election or nomination for election by Merrill Lynch's shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of Merrill Lynch (excluding any Board seat that is vacant or otherwise unoccupied).

          "Class A Common Stock" means the shares of Class A Common Stock, par value $0.01 per share, of New BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Commission" means the United States Securities and Exchange
Commission.

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it or an Affiliate has a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

          "Controlled Affiliate" of any Person means a Person that is directly or indirectly controlled by such other Person.

          "Director" means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

          "Equivalent Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are substantially equivalent to the Voting Securities of such Person other than by reason of not having voting rights, including, for the avoidance of doubt, the Series A Participating Preferred Stock.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

          "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Series A Participating Preferred Stock shall be the same price per share as the Fair Market Value per share of the Class A Common Stock. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than 1% of the Fair Market Value of all of the issued and outstanding New BlackRock Capital Stock shall be determined by the Board (acting through a majority of the Independent Directors) in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Independent Directors, whose determination shall be final and binding on the parties hereto. The fees and expenses of such Independent Investment Banking Firm shall be paid by New BlackRock.

          "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

          "Independent Director" means any Director who (i) is or would be an "independent director" with respect to New BlackRock pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section l0A of the Exchange Act (or any successor provisions) and (ii) was not nominated or proposed for nomination by or on behalf of, Merrill Lynch, any Significant Stockholder, or any Affiliates or Designated Directors of Merrill Lynch or a Significant Stockholder.

          "Independent Investment Banking Firm" means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with Merrill Lynch, any Significant Stockholder or New BlackRock, is independent of such Person or Persons.

          "Ownership Cap" means, at any time of determination, with respect to Merrill Lynch and its Affiliates, each of (i) 49.8 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time (the "Voting Ownership Cap") and (ii) 49.8 percent of the sum of the Voting Securities and the Series A Participating Preferred Stock of New BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Series A Participating Preferred Stock (the "Total Ownership Cap").

          "Ownership Percentage" means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) with respect to the Voting Ownership Cap (A) the Total Voting Power of all Voting Securities of another Person Beneficially Owned by such Person and its Affiliates divided by
(B) the Total Voting Power of all Voting Securities of such other Person issued and outstanding at that time and (ii) with respect to the Total Ownership Cap,
(A) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of such other Person issued and outstanding at that time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Equivalent Securities.

          "Ownership Threshold" means, at any time of determination, with respect to Merrill Lynch and its Affiliates, 20 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time.

          "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

          "Restricted Person" means each of the entities (and their successors) set forth in that certain letter to be delivered by Merrill Lynch prior to the fifth anniversary of the Closing who Merrill Lynch considers to be the nine organizations most competitive with its overall business; provided, that not more than once in any 12 month period thereafter, Merrill Lynch may, with the consent of a majority of the Independent Directors, which consent, subject to applicable fiduciary duties, shall not be unreasonably withheld, amend such letter; provided, further, that at no time may more than nine entities (together with their Affiliates) be Restricted Persons.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

          "Series A Participating Preferred Stock" means the Series A Participating Preferred Stock, par value $.01 per share, of New BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Significant Stockholder" means, at any time of determination, any Person other than Merrill Lynch and its Affiliates that Beneficially Owns 20 percent or more of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time.

          "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          "Total Voting Power" means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

          "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Merrill Lynch is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of Merrill Lynch's outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any New BlackRock Capital Stock Beneficially Owned by Merrill Lynch, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not Merrill Lynch, expressly assumes all obligations of Merrill Lynch under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of Merrill Lynch or Merrill Lynch's interest in an Affiliate which Beneficially Owns New BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

          "Voting Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

          Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

          TERM                                                 SECTION
          ----                                                 -------
          Additional New BlackRock Stock Purchase              Section 2.3
          Closing                                              Preamble
          DGCL                                                 Section 1.4
          Final Transfer Notice                                Section 3.2
          Initial Transfer Notice                              Section 3.2(b)
          Last Look Price                                      Section 3.2(b)
          Litigation                                           Section 6.11(a)
          Management Designee                                  Section 4.1(a)
          Merrill Lynch                                        Preamble
          Merrill Lynch Designee                               Section 4.1(a)
          Merrill Lynch Restricted Activities                  Section 5.1(a)
          New BlackRock                                        Preamble
          New BlackRock Party                                  Section 3.3(a)
          New BlackRock Restricted Activities                  Section 5.1(a)
          Prohibited Actions                                   Section 2.2(h)
          Related Person                                       Section 4.7
          Significant Stockholder Designee                     Section 4.1(a)
          Stock Issuance                                       Section 2.3
          Transaction Agreement                                Preamble
          Transferring Party                                   Section 3.2(b)

          Section 1.3 Other Definitional Provisions. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          Section 1.4 Methodology for Calculations. For purposes of calculating the number of outstanding shares of New BlackRock Capital Stock or Voting Securities and the number of shares of New BlackRock Capital Stock or Voting Securities Beneficially Owned by any Person as of any date, any shares of New BlackRock Capital Stock or Voting Securities held in New BlackRock's treasury or belonging to any Subsidiaries of New BlackRock which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute (the "DGCL")) shall be disregarded.

                                  ARTICLE II

                                SHARE OWNERSHIP
                                ---------------

          Section 2.1   Acquisition of Additional New BlackRock Capital Stock.

          (a) Except as provided in paragraph (b) below Merrill Lynch covenants and agrees with New BlackRock that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional New BlackRock Capital Stock, if after giving effect to such acquisition or action, it would Beneficially Own New BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap.

          (b) Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, exchange of equity interests, purchase of all or part of the equity interests or assets or otherwise) by Merrill Lynch or an Affiliate thereof of any Person that Beneficially Owns New BlackRock Capital Stock, or the acquisition of New BlackRock Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of Merrill Lynch's or such Affiliate's banking, brokerage or securities business, shall not constitute a violation of its Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including its Ownership Cap, and (ii) in the case of an acquisition of another Person, it uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient New BlackRock Capital Stock it Beneficially Owns so that its Voting Ownership Cap and its Total Ownership Cap would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 120 days following such consummation, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of New BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in Merrill Lynch exceeding its Ownership Cap) and the successor or surviving Person to such transaction, if not Merrill Lynch or such Affiliate, expressly assumes all obligations of Merrill Lynch or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

          (c) (i) If at any time Merrill Lynch and any of its Affiliates Beneficially Own in the aggregate New BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap, then Merrill Lynch shall, as soon as is reasonably practicable (but in no event longer than 120 days after its Ownership Percentage first exceeds its Voting Ownership Cap or Total Ownership Cap or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of New BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in Merrill Lynch exceeding its Ownership Cap) Transfer (in any manner that would be permitted by Section 3.2(b) after the lapse of any minimum holding period) a number of shares of New BlackRock Capital Stock sufficient to reduce the amount of New BlackRock Capital Stock Beneficially Owned by it and its Affiliates to an amount representing not greater than its Ownership Cap.

               (ii) Notwithstanding any other provision of this Agreement, in no event may Merrill Lynch or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any New BlackRock Capital Stock Beneficially Owned by it and its Affiliates representing in excess of its Voting Ownership Cap.

          (d) Any additional New BlackRock Capital Stock acquired and Beneficially Owned by Merrill Lynch or any of its Affiliates following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such shares of New BlackRock Capital Stock were acquired by it at or prior to the Closing.

          (e) Notwithstanding Section 2.1(a), Merrill Lynch shall not and shall cause its Affiliates not to acquire Beneficial Ownership of any shares of New BlackRock Capital Stock from any Person other than New BlackRock or a Significant Stockholder (other than pursuant to an acquisition effected in a manner contemplated by Section 2.1(b)) if after giving effect to such acquisition Merrill Lynch, together with its Affiliates, would Beneficially Own New BlackRock Capital Stock representing more than 90 percent of its Voting Ownership Cap.

          Section 2.2 Prohibition of Certain Communications and Actions. From and after the Closing, Merrill Lynch shall not and shall cause its Affiliates and its and their directors officers and other agents not to (w) solicit, seek or offer to effect, or effect, (x) negotiate with or provide any information to the Board, any director or officer of New BlackRock, any stockholder of New BlackRock, any employee or union or other labor organization representing employees of New BlackRock or any other Person with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, any director or officer of New BlackRock or any stockholder of, any employee or union or other labor organization representing employees of New BlackRock or any other Person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

          (a) any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (i) New BlackRock Capital Stock or Voting Stock of any successor to or person in control of New BlackRock in an amount which, when added to any other New BlackRock Capital Stock then Beneficially Owned by Merrill Lynch and any of its Affiliates would cause the total amount of New BlackRock Voting Securities Beneficially Owned by Merrill Lynch to exceed its Voting Ownership Cap or Total Ownership Cap, (ii) any equity securities of any Controlled Affiliate of New BlackRock, (in each case except to the extent such acquisition, offer or agreement would be permissible under
Section 2.1),

          (b) any form of business combination or similar or other extraordinary transaction involving New BlackRock or any Controlled Affiliate thereof, including, without limitation, a merger, tender or exchange offer or sale of any substantial portion of the assets of New BlackRock or any Controlled Affiliate of New BlackRock,

          (c) any form of restructuring, recapitalization or similar transaction with respect to New BlackRock or any Controlled Affiliate of New BlackRock,

          (d) any purchase of any assets, or any right to acquire any asset (through purchase, exchange, conversion or otherwise), of New BlackRock or any Controlled Affiliate of New BlackRock, other than investment assets of New BlackRock or any Controlled Affiliate of New BlackRock in the ordinary course of its banking, brokerage or securities business and other than an insubstantial portion of such assets in the ordinary course of business, the proviso to Section 4.6(a),

          (e) being a member of a Group for the purpose of acquiring, holding or disposing of any shares of New BlackRock Capital Stock or any Controlled Affiliate of New BlackRock,

          (f) selling any share of New BlackRock Capital Stock in an unsolicited tender offer that is not opposed by the Board,

          (g) any proposal to seek representation on the Board except as contemplated by this Agreement or, other than as permitted by the proviso to
Section 4.6(a) of this Agreement, any proposal to seek to control or influence the management, Board or policies of New BlackRock or any Controlled Affiliate of New BlackRock, or

          (h) encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder with) any third party to do any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as "Prohibited Actions"). If at any time Merrill Lynch or any Affiliate thereof is approached by any Person requesting Merrill Lynch or any Affiliate to instigate, encourage, join, act in concert with or assist any Person in a Prohibited Action involving the assets, businesses or securities of New BlackRock or any of its Controlled Affiliates or any other Prohibited Actions, Merrill Lynch will promptly inform New BlackRock of the nature of such contact and the parties thereto.

          Nothing in this Section 2.2 shall limit the ability of any Director, including any Merrill Lynch Designee, to vote in his or her capacity as a Director in such manner as he or she sees fit.

          Section 2.3 Purchases of Additional Securities. From and after the Closing, at any time that New BlackRock effects an issuance (a "Stock Issuance") of additional Voting Securities or Equivalent Securities other than in connection with any employee restricted stock, stock option, incentive or other benefit plan to any Person or Persons other than Merrill Lynch or any Affiliate thereof, Merrill Lynch shall, subject to Section 2.1, have the right to purchase from New BlackRock (in each instance, an "Additional New BlackRock Stock Purchase") (i) additional shares of Series A Participating Preferred Stock such that following such Stock Issuance and such purchase Merrill Lynch and its Affiliates will Beneficially Own shares and/or other securities representing the lesser of (A) the lesser of Merrill Lynch's Voting Ownership Cap and its Total Ownership Cap and (B) the same Ownership Percentage of Merrill Lynch's Voting Ownership Cap and Total Ownership Cap as they Beneficially Owned immediately prior to such Stock Issuance and (ii) if the total of all Stock Issuances including the Stock Issuance in question since the Closing has the effect, after taking into account any repurchases of New BlackRock Capital Stock by New BlackRock since the Closing and any Transfers of New Boise Capital Stock by Merrill Lynch and its Affiliates in accordance with
Section 3.2(b)(i) or (ii), of decreasing the Total Voting Power of New BlackRock Capital Stock issued and outstanding after giving effect to such Stock Issuance Beneficially Owned by Miami and its Affiliates to 90% or less of Merrill Lynch's Voting Ownership Cap, additional Voting Securities of the same class or series issued in the Stock Issuance such that following such Stock Issuance and such purchase Merrill Lynch and its Affiliates will Beneficially Own shares and/or other securities representing the lesser of (x) Merrill Lynch's Voting Ownership Cap and (y) the same Ownership Percentage of Merrill Lynch's Voting Ownership Cap as Merrill Lynch's and its Affiliates Beneficially Owned immediately prior to such Stock Issuance. If Merrill Lynch exercises such right within 30 days after the pricing date of such Stock Issuance and if the purchaser or purchasers of Voting Securities in such Stock Issuance pays cash in consideration for such securities, Merrill Lynch shall pay an equal per security amount of cash consideration in the Additional New BlackRock Stock Purchase following such Stock Issuance. In all other cases, the price that Merrill Lynch shall pay to purchase the additional Voting Securities shall be the Fair Market Value per unit of the class or series of Voting Securities. New BlackRock shall give Merrill Lynch written notice of any Stock Issuance as far in advance as practicable and on the date of completion;

          Section 2.4 New BlackRock Share Repurchases. If New BlackRock engages in any share repurchase program or self-tender that has the effect of causing Merrill Lynch's Beneficial Ownership of New BlackRock Capital Stock to exceed its Voting Ownership Cap or Total Ownership Cap, subject to any restrictions in the Exchange Act, Merrill Lynch shall, at the request of New BlackRock, promptly sell such number of shares of New BlackRock Capital Stock to New BlackRock as shall cause its Beneficial Ownership of New BlackRock Capital
Stock not to exceed its Voting Ownership Cap or Total Ownership Cap.

                                  ARTICLE III

                             TRANSFER RESTRICTIONS
                             ---------------------

          Section 3.1 General Transfer Restrictions. The right of Merrill Lynch and its Affiliates to Transfer any New BlackRock Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of New
BlackRock Capital Stock by Merrill Lynch or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of New BlackRock.

          Section 3.2  Restrictions on Transfer.

          (a) Without the prior written consent of New BlackRock (acting through a majority of the Independent Directors), during an initial period of three years following the Closing, Merrill Lynch shall not, and shall not permit its Affiliates to, Transfer any New BlackRock Capital Stock or agree to Transfer, directly or indirectly, any New BlackRock Capital Stock; provided that the foregoing restriction shall not prohibit Merrill Lynch or any of its Affiliates from Transferring any New BlackRock Capital Stock (i) to New BlackRock pursuant to Section 2.4 or (ii) to an Affiliate of Merrill Lynch that agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto.

          (b) Following the third anniversary of the Closing, Merrill Lynch shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned New BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned New BlackRock Capital Stock; provided that the foregoing restriction shall not be applicable to Transfers:

               (i) to an Affiliate of Merrill Lynch which agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto;

               (ii) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether Merrill Lynch is deemed at such time to be an Affiliate of New BlackRock) to any Person who after giving effect to such Transfer would not Beneficially Own New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding;

               (iii) pursuant to privately negotiated transactions, in each calendar quarter in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iv) during such calendar quarter) of 4.5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding to any Person who after giving effect to such Transfer would not Beneficially Own New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding; provided, that Merrill Lynch or the Affiliate proposing to Transfer pursuant to this
Section 3.2(b)(iii) (the "Transferring Party") promptly provide to New BlackRock written notice (an "Initial Transfer Notice"), stating such Transferring Party's intention to effect such a Transfer, and stating that Merrill Lynch will comply with the provisions of Section 3.3 and prior to making any Transfer or entering into any definitive agreement to do so shall provide to New BlackRock a further written notice (a "Final Transfer Notice") stating such Transferring Party's intention to effect the specific transfer described therein (including price and terms (the "Last Look Price"));

               (iv) in each calendar quarter, in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iii)) of 4.5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding, pursuant to a distribution to the public, registered under the Securities Act, in which Merrill Lynch uses its commercially reasonable efforts to (A) effect as wide a distribution of such New BlackRock Capital Stock as is reasonably practicable, and (B) not knowingly sell New BlackRock Capital Stock to any Person who after consummation of such offering would have Beneficial Ownership of New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock; or

               (v) with the prior written consent of a majority of the Independent Directors.

          (c) If Merrill Lynch wishes or is required to Transfer an amount of New BlackRock Capital Stock constituting more than 10% of the Total Voting Power of New BlackRock Capital Stock, Merrill Lynch shall coordinate with New BlackRock regarding optimizing the manner of distribution and sale of such shares, including whether such sale should occur through an underwritten offering and shall cooperate in the marketing of any such offering.

          (d) Merrill Lynch shall reimburse New BlackRock for any fees and expenses incurred in connection with any Transfer by Merrill Lynch pursuant to this Section 3.2 (other than any Transfer pursuant to Sections 3.3(a) and 3.3(b)).

          Section 3.3  Right of Last Refusal.

          (a) Upon receipt of a Final Transfer Notice, unless the proposed Transfer described therein is being made in a tax-free Transfer to a charitable organization or foundation, New BlackRock will have an irrevocable and transferable option to purchase all of the New BlackRock Capital Stock subject to such Final Transfer Notice at the Last Look Price and otherwise on the terms and conditions described in the Final Transfer Notice. New BlackRock and/or its transferees (collectively and/or separately, the "New BlackRock Party") shall, within 10 Business Days from receipt of the Final Transfer Notice, indicate if it intends to exercise such option by sending irrevocable written notice of any such exercise to the Transferring Party, and such New BlackRock Party shall then be obligated to purchase all such New BlackRock Capital Stock on terms and conditions no less favorable (other than date of closing) to Transferring Party than those set forth in the Final Transfer Notice.

          (b) If a New BlackRock Party elects to purchase all of such New BlackRock Capital Stock, the New BlackRock Party and the Transferring Party shall be legally obligated to consummate such transaction and shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable but in any event within 10 Business Days following the delivery of such election notice or, if later, 5 Business Days after receipt of all required regulatory approvals (but in no event more than 60 days after the delivery of such election notice).

          (c) If a New BlackRock Party does not elect to purchase all of such New BlackRock Capital Stock pursuant to this Section 3.3 (or if, having made such election, does not complete such purchase within the applicable time period specified in Section 3.3(b)), then the Transferring Party shall be free for a period of 30 days from the date the election notice was due to be received from a New BlackRock Party to enter into definitive agreements to Transfer such New BlackRock Capital Stock in accordance with Section 3.2(b)(ii) for not less than the Last Look Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within nine months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Final Transfer Notice. In the event that the Transferring Party has not entered into such a definitive agreement with such 30-day period, or has so entered into such an agreement but has not consummated the sale of such New BlackRock Capital Stock within nine months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such New BlackRock Capital Stock not so Transferred without again complying with this Section 3.3, to the extent applicable.

          (d) Each of the time periods set forth in Section 3.3(a)-(c) above shall be doubled if the number of shares Merrill Lynch seeks to Transfer (as set forth in the Final Transfer Notice) exceeds 4.5% of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding at that time.

          Section 3.4  Legend on Securities.

          (a) Each certificate representing shares of New BlackRock Capital Stock Beneficially Owned by Merrill Lynch or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STOCKHOLDER AGREEMENT DATED AS OF___, 2006, AMONG NEW BOISE, INC. (THE "COMPANY") AND MERRILL LYNCH & CO, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

          (b) Upon any acquisition by Merrill Lynch or any of its Affiliates of additional shares of New BlackRock Capital Stock, Merrill Lynch shall, or shall cause such Affiliate to, submit the certificates representing such shares of New BlackRock Capital Stock to New BlackRock so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

          (c) New BlackRock may make a notation on its records or give instructions to any transfer agents or registrars for New BlackRock Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.

          (d) In connection with any Transfer of shares of Beneficially Owned New BlackRock Capital Stock, the transferor shall provide New BlackRock with such customary certificates, opinions and other documents as New BlackRock may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws. In connection with any Transfer pursuant to Section 3.2(b)(ii), (iii) or (iv), New BlackRock shall remove such portion of the foregoing legend as is appropriate in the circumstances.

          Section 3.5 Change of Control. Upon a Change of Control of Merrill Lynch, within the first five years after the Closing, Merrill Lynch (or any successor Person) shall, (a) within 30 days of such Change of Control, initiate and thereafter as promptly as practicable (consistent with applicable legal requirements) Transfer in accordance with the provisions of Sections 3.2 and/or
3.3 of this Agreement (or such other manner as the parties shall have agreed is optimal in the circumstances and will not result in an "assignment" of any investment advisory agreements of New BlackRock and its Controlled Affiliates under the U.S. Investment Advisers Act of 1940) such number of Voting Securities of New BlackRock as shall be necessary to reduce to 24.9 percent the Total Voting Power of New BlackRock Capital Stock Beneficially Owned by Merrill Lynch and its Affiliates immediately after giving effect to such Change of Control or, at the election of Merrill Lynch, (b) Merrill Lynch shall exchange all of its shares of Class A Common Stock for shares of Series A Participating Preferred Stock on the basis of one share of Series A Participating Preferred Stock for each share of Class A Common Stock so exchanged and shall agree to elect cash dividends on all such shares, and New BlackRock shall effect such exchange. The parties shall cooperate in completing and marketing such Transfer, and shall take into account all relevant considerations, including market conditions, in determining the timing and manner of such Transfer.

                                  ARTICLE IV

                              CORPORATE GOVERNANCE
                              --------------------

          Section 4.1  Composition of the Board.

          (a) Following the Closing, New BlackRock and Merrill Lynch shall each use its best efforts to cause the election at each meeting of stockholders of New BlackRock of such nominees reasonably acceptable to the Board such that there are no more than 17 Directors; there are four Directors (including at least one who also is a former senior executive of Miami) who are members of New BlackRock management (each a "Management Designee"); there are two Directors, each in a different class, who are individuals designated in writing to New BlackRock by Merrill Lynch (each, a "Merrill Lynch Designee"); there are two Directors, each in a different class, who are individuals designated in writing to New BlackRock by a Person who is a Significant Stockholders and has held such status since prior to the date of the Transaction Agreement (each, a "Significant Stockholder Designee"); and the remaining Directors are Independent Directors.

          (b) Following the Closing, upon the resignation, retirement or other removal from office of any Management Designee or Merrill Lynch Designee (i) New BlackRock or Merrill Lynch, as the case may be, shall be entitled promptly to designate a replacement Management Designee or Merrill Lynch Designee, as the case may be, who meets the qualifications of a Director and is reasonably acceptable to the Board and (ii) New BlackRock and Merrill Lynch shall each use its best efforts to cause the appointment or election of such replacement designee as a Director by the other Directors or by the stockholders of New BlackRock.

          Section 4.2  Vote Required for Board Action; Board Quorum.

          (a) Except as provided in this Section 4.2 and in Section 4.7, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at such meeting.

          (b) In addition to the requirements of Section 4.2(a), New BlackRock shall not enter into or effectuate any of the following transactions without the prior approval of either all of the Independent Directors then in office, or at least two-thirds of the Directors then in office, at a meeting with respect to which such transaction was specifically described in a written notice of meeting called at least two Business Days in advance; provided, however, that if a Director is not present (for the avoidance of doubt, a Director may attend, and be counted as present, at a meeting telephonically) at either of two meetings called and noticed in the foregoing manner to consider such transaction, such Director shall be deemed, solely for purposes of this
Section 4.2(b), not to be a Director then in office if such Director is not present at the third meeting called and noticed in the foregoing manner to consider such transaction:

               (i) appointment of a new Chief Executive Officer of New
BlackRock;

               (ii) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of New BlackRock Capital Stock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by one or more Persons other than Persons holding a majority of the Total Voting Power of New BlackRock Capital Stock Issued and outstanding prior to the occurrence of such transaction, or any sale of all or substantially all of the assets of New BlackRock to any Person;

               (iii) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business the consolidated net income after taxes of which for its preceding fiscal year equals or exceeds 20% of New BlackRock's consolidated net income after taxes for it preceding fiscal year if such acquisition involves the current or potential issuance of New BlackRock Capital Stock constituting more than 10% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding immediately after completion of such acquisition;

               (iv) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business constituting a line of business that is materially different from the lines of business New BlackRock and its Controlled Affiliates are engaged in immediately prior to such acquisition if such acquisition involves consideration in excess of 10% of the total assets of New BlackRock on a consolidated basis;

               (v) except for repurchases pursuant to the terms of this Agreement, any repurchase by New BlackRock or any Subsidiary of New BlackRock of shares of New BlackRock Capital Stock such that after giving effect to such repurchase New BlackRock and its Subsidiaries shall have repurchased more than 10% of the Total Voting Power of New BlackRock Capital Stock within the 12-month period ending on the date of such repurchase;

               (vi) any amendment, modification or waiver of New BlackRock's Certificate of Incorporation;

               (vii) any matter requiring stockholder approval pursuant to the New York Stock Exchange listed company manual;

               (viii) any amendment, modification or waiver (as distinct from a consent or approval provided therein) of any restriction or prohibition on Merrill Lynch or its Affiliates provided for herein or any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any restriction or prohibition on a Significant Stockholder or its Affiliates provided for in a stockholders agreement between New BlackRock and such Significant Stockholder;

provided, however, that if a Change of Control of Merrill Lynch occurs prior to the fifth anniversary of the Closing, the provisions of this Section 4.2(b) shall immediately cease.

          (c) In addition to the requirements of Section 4.2(a) and (b), New BlackRock shall not enter into any agreement providing for, or effectuate any of the following transactions without the prior written approval of Merrill
Lynch:

               (i) until the fifth anniversary of the Closing, (A) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of the Capital Stock of New BlackRock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transactions would be Beneficially Owned by one or more Persons other than Persons holding a majority of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction or (B), in the case of a merger, consolidation, exchange of shares, issuance of shares or similar transaction that is not covered by clause (A) above, more than 20% of the Total Voting Power of the Capital Stock of New BlackRock or the other Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by any Person who Beneficially Owned less than 20% of the Total Voting Power of the New BlackRock Capital Stock or of the Capital Stock of such other Person immediately prior to such transaction;

               (ii) after the fifth anniversary of the Closing, any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of New BlackRock Capital Stock would be Beneficially Owned by a Restricted Person or any sale of all or substantially all of the assets of New BlackRock to any Restricted Person;

               (iii) any sale, whether by merger, consolidation, exchange of equity interests, sale of equity interests in or assets or similar transaction of any Subsidiary if the annualized revenues of such Subsidiary or assets, together with the annualized revenues of all other Subsidiaries so disposed of within the 12-month period ending on the date of such sales exceeds more than 20% of the annualized revenues of New BlackRock for the preceding fiscal year on a consolidated basis;

               (iv) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business which would be reasonably likely in the opinion of counsel to Merrill Lynch require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation, supervision or restrictions under the Bank Holding Company Act of 1956, the Change of Bank Control Act or Section 10 of the Homeowners Loan Act;

               (v) any amendment, modification, repeal or waiver of Section 3.2 of New BlackRock's By-Laws or of New BlackRock's Certificate of Incorporation or By-Laws that would be viewed by a reasonable Person as being adverse to the rights of Merrill Lynch or more favorable to the rights of a Significant Stockholder than to the rights of Merrill Lynch;

               (vi) any settlement or consent in a regulatory enforcement matter that would be reasonably likely, in the opinion of counsel to Merrill Lynch, to cause Merrill Lynch or any of its Affiliates to suffer (A) any regulatory disqualification, (B) suspension of registration or license or (C) other material adverse regulatory consequence (which approval may not be unreasonably withheld in the case of this clause (C));

               (vii) any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any provision of a stockholders agreement between New BlackRock and a Significant Stockholder that would be viewed by a reasonable Person as being adverse to Merrill Lynch or materially more favorable to the rights of such Significant Stockholder thereunder than to the rights of Merrill Lynch hereunder; or

               (viii) any voluntary bankruptcy or similar filing or declaration by New BlackRock.

provided, however, that if a Change of Control of Merrill Lynch occurs prior to the fifth anniversary of the Closing, the provisions of Section 4.2(c)(i), (ii) and (iii) shall immediately cease. (d) A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

          Section 4.3 Committees. To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and except as otherwise determined by the Board (in accordance with Section 4.2) each committee of the Board shall consist of a majority of Independent Directors, the Audit Committee, the Compensation Committee and, to the extent required by applicable laws, rules and regulations and self-regulatory organization requirements, the Nominating Committee shall consist entirely of Independent Directors and the Executive Committee shall consist of not less than five members of which one shall be a Merrill Lynch Designee. Subject to Sections 4.2 and 4.7 all decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

          Section 4.4 Certificate of Incorporation and Bylaws to be Consistent. Each of New BlackRock and Merrill Lynch shall use its best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of New BlackRock contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the Bylaws of New BlackRock or any of the corresponding constituent documents of New BlackRock's Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of New BlackRock or Merrill Lynch hereunder. Neither New BlackRock nor Merrill Lynch shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or the rights of New BlackRock or Merrill Lynch hereunder.

          Section 4.5  Information Rights.

          (a) New BlackRock acknowledges that the investments of Merrill Lynch in New BlackRock are material and strategic to it. Accordingly, New BlackRock shall provide to Merrill Lynch, on an ongoing and current basis, such access to and information with respect to New BlackRock's business, operations, plans and prospects as either of them may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in New BlackRock.

          (b) Without limiting the generality of the foregoing, for so long as Merrill Lynch is required (the "Equity Accounting Period") to account for its investment in New BlackRock under the equity method of accounting (determined in accordance with GAAP as applicable to Merrill Lynch), New BlackRock agrees that:

               (i) New BlackRock shall provide Merrill Lynch with (A) consolidated financial results for the latest available period of the New BlackRock consolidated group (the "New BlackRock Group") in order to allow Merrill Lynch to prepare its US regulatory filings under the Securities Exchange Act of 1934 ("Merrill Lynch Public Filings"), including Merrill Lynch's quarterly financial statements and annual audited financial statements and (B) such financial information or documents in the possession of New BlackRock and any of its Subsidiaries as Merrill Lynch may reasonably request; and

               (ii) New BlackRock shall cooperate, and use its reasonable best efforts to cause New BlackRock's independent certified public accounts ("New BlackRock's Auditors") to cooperate, with Merrill Lynch to the extent reasonably requested by Merrill Lynch in the preparation of Merrill Lynch's public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Merrill Lynch with the Commission, or any other Governmental Authority or otherwise made publicly available (collectively, the "Merrill Lynch Public Filings"). New BlackRock agrees to provide to Merrill Lynch all information that Merrill Lynch reasonably requests in connection with any Merrill Lynch Public Filings or that, in the reasonable judgment of Merrill Lynch or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law. New BlackRock shall provide such information to enable Merrill Lynch to prepare, print and release all Merrill Lynch Public Filings on a timely basis. New BlackRock shall use its reasonable best efforts to cause New BlackRock's Auditors to consent to any reference to them as experts in any Merrill Lynch Public Filings required under applicable law.

          (c) New BlackRock will negotiate in good faith with Merrill Lynch to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs. For so long as New BlackRock shall be deemed a subsidiary of Merrill Lynch for purposes of the Home Owners Loan Act or Change in Bank Control Act, Merrill Lynch shall have appropriate coordination rights with respect to holdings of voting shares of savings and loan holdings companies, savings associations, banks and bank holding companies.

          (d) With respect to any information provided by New BlackRock:

               (i) Subject to the requirements of law, Merrill Lynch shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (w) is or becomes publicly available other than as a result of a breach of this Section 4.5(d) by it or its representatives; (x) was within its possession prior to being furnished to it by or on behalf of New BlackRock, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, New BlackRock with respect to such information; (y) is or becomes available to such Person or any of its representatives on a non-confidential basis from a source other than New BlackRock or any of its representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, New BlackRock with respect to such information; or (z) is independently developed by or on its behalf without violating any of its obligations under this Section 4.5(d).

               (ii) In the event Merrill Lynch believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(d), it shall to the extent possible under the circumstances provide reasonable prior notice to New BlackRock so that New BlackRock may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

               (iii) Notwithstanding the foregoing, Merrill Lynch may disclose any information or documents contemplated by this Section 4.5(d) in a filing with a governmental authority to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to New BlackRock.

               (iv) The rights of Merrill Lynch and the obligations of New BlackRock hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws. The provisions of this
Section 4.5(d) shall survive any termination of this Agreement.

          Section 4.6  Voting Agreements.

          (a) Merrill Lynch shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of New BlackRock Capital Stock Beneficially Owned by it (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with recommendation of the Board on all matters approved by the Board in accordance with the provisions of
Article IV, including elections of Directors; provided, however, that if the Board shall either fail to nominate for election as a Director either or both of two individuals designated by Merrill Lynch who are reasonably acceptable to the Board, or shall unreasonably reject one or more Merrill Lynch designees who is otherwise eligible to serve, then, so long as such individuals otherwise meet the requirements for serving as a Director of New BlackRock, Merrill Lynch and its Affiliates shall have the right to nominate such individuals at the applicable meeting of stockholders and to solicit proxies for the election of such individuals and, if such individuals are nominated at such meeting, may vote all of their shares of New BlackRock Capital Stock entitled to vote on such matter in favor of the election of such individuals.

          (b) Merrill Lynch shall, and shall cause each of its Affiliates who hold New BlackRock Capital Stock entitled to vote on any matter, be present in person or represented by proxy at all meetings of securityholders of New BlackRock to the extent necessary so that all Voting Securities Beneficially Owned by Merrill Lynch and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.6.

          Section 4.7 Related Party Transactions. Neither New BlackRock nor any of its Controlled Affiliates shall enter into or effectuate any transaction or agreement with Merrill Lynch or any Affiliate of Merrill Lynch or any director, officer or employee of Merrill Lynch or any such Affiliate (each a "Related Person"), unless such transaction or agreement is in effect at the time of the Closing, relates to transactions by or on behalf of clients of New BlackRock and its Controlled Affiliates in the ordinary course of business or has been approved by or is consistent with or pursuant to the terms of a policy, transaction or agreement (or form of agreement) approved by, the affirmative vote or consent of a majority of the Directors, excluding the Merrill Lynch Designees, present at a meeting at which a quorum is present.

                                   ARTICLE V

                                NON-COMPETITION
                                ---------------

          Section 5.1  Non-Competition.

          (a) Subject to subsection (b) of this Section 5.1, from and after the Closing, Merrill Lynch agrees that it shall not, and that it shall cause its Controlled Affiliates (other than New BlackRock and New BlackRock's Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch) not to engage in Merrill Lynch Restricted Activities anywhere in the World (other than India to the extent required by the asset management joint venture to which Merrill Lynch and its Affiliates are party in that country) except on the terms and conditions set forth herein, and New BlackRock agrees that it shall not, and that it shall cause its Controlled Affiliates not to engage in New BlackRock Restricted Activities anywhere in the World except on the terms and conditions set forth herein.

               (i) As used in this Section 5.1, the term "Merrill Lynch Restricted Activities" means (i) acting as an Asset Manager (as defined below) to a Fund (as defined below), or (ii) acting as an Asset Manager to a Separately Managed Account (as defined below). Notwithstanding the previous sentence, the parties agree to establish a committee composed of two New BlackRock managers and one Merrill Lynch manager to consider cases in which it would be acceptable and appropriate to allow Merrill Lynch and its Affiliates to engage on a limited, case-by-case basis, in Merrill Lynch Restricted Activities. In particular, if Merrill Lynch or its Affiliates determine that
(1) there is customer demand for a product that New BlackRock does not provide, or desire to provide on commercially reasonable terms, and (2) Merrill Lynch and/or its Affiliates has made a reasonable exploration for alternative providers, then the committee will consider and decide in good faith, in the discretion of a majority of the committee members, whether to permit Merrill Lynch or an Affiliate to provide such product notwithstanding that to do so Merrill Lynch or such Affiliate would be engaged in Merrill Lynch Restricted Activities.

               Furthermore, Merrill Lynch hereby agrees, notwithstanding anything herein to the contrary, that neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch during the term of this Agreement will (i) directly or through one or more sub-advisers create a family of open-end funds for the purpose of replicating the business of Merrill Lynch Investment Management ("MLIM") or establishing a direct competitive threat to MLIM, or (ii) create an open-end fund or family of open-end funds for the purpose of replicating the MLIM FDP platform or establishing a direct competitive threat to MLIM FDP.

          For purposes of this provision, "acting as an Asset Manager" means acting as a discretionary investment adviser or sub-adviser primarily responsible for making the day-to-day investment decisions with respect to which underlying securities or other assets will be purchased and sold by a Fund or a Separately Managed Account; provided, however, that neither Merrill Lynch nor any Affiliate will be deemed to be acting as an Asset Manager in instances where it serves as an investment adviser with responsibilities for manager selection and asset allocation (or other overlay functions) that delegates primary day-to-day selection of underlying securities or other assets to a sub-adviser that is not under the control of Merrill Lynch (it being agreed that New BlackRock is not under the control of Merrill Lynch for this purpose) and provided further, that Merrill Lynch will not be deemed to be acting as an Asset Manager to new financial technology, the primary purpose of which is not to provide active asset management services to third party investors.

          For purposes of this section, "Fund" shall mean any collective investment fund, wherever domiciled.

          For purposes of this provision, "Separately Managed Account" shall mean an account established in the name of and for the exclusive benefit of any person that is not a Fund pursuant to which such person receives investment advisory services; provided, however, Separately Managed Account shall not include an account of a customer or client of a retail broker, retail financial advisor, private wealth advisor or other retail sales person ("Retail Sales Person") for which (1) a Retail Salesperson acts as portfolio manager, or
(2) a Merrill Lynch affiliated bank or trust company acts as trustee or investment advisor but qualifies for exclusion from acting as an Asset Manager pursuant to the first proviso to the definition thereof or supervises asset management services by the Retail Sales Person or an unaffiliated third party manager.

          The term "Fund" shall not include any collective investment vehicle that, and the term "Separately Managed Account" shall not include any account that is not a Fund that:

(1) invests primarily in collective investment vehicles such as hedge funds, private equity funds, ETFs, and/or mutual funds,

(2)    invests substantially all of its assets in Real Estate,

       For purposes of this Section 5.1, "Real Estate" shall include, but not be limited to, any direct or indirect, public or private, wholly-owned, joint venture, TIC interest, partnership, total return swap, and/or participation or other interests (including, without limitation, debt, equity, hybrid security interests (e.g. preferred equity and convertible securities), and options) in and acquisitions, sales, and direct and indirect syndications of:

       (i) real estate properties, including licenses, space and ground leases, and sub-leases for such properties and any interests therein and all rights and interests appurtenant thereto (e.g., air rights, riparian rights, etc.),

       (ii) real estate operating, asset management, property management, loan servicing and special servicing, Section 1031 vehicle and/or holding companies,

       (iii) any entity or structure primarily representing interests in, or backed by, real estate-related credit instruments, real estate equity interests, real estate derivatives, CDO instruments or real estate properties,

       (iv) instruments, assets, or operating enterprises whose values are primarily driven or supported by real property or tangible assets attached to real property including, but not limited to, hotels, homebuilding, commercial and residential real estate, land development, cell towers, real estate credit instruments, lease claims, lien (including tax lien) claims, timber, timeshare units, and fractional interests,

       (v) investment vehicles whose target investments include primarily Real Estate (e.g., partnerships, limited liability companies, hedge funds, private equity funds and REITs and their foreign counterparts),

       (vi) secured and unsecured performing and non-performing loans and obligations backed primarily by Real Estate (including Commercial Mortgage Backed Securities), or pools of such loans and obligations, and

       (vii) non-investment grade or high yield loans, bonds, mezzanine loans, B-notes, and preferred equity secured or backed primarily by Real Estate.

(3) invests primarily in commodities, collateralized debt obligations (broadly defined), collateralized loan obligations (broadly defined), any types of residual equity interests of structured assets or infrastructure products,

(4)    is a "Structured Fund" or an "Enhanced Index Fund,"

       (i) For purposes of this section, a "Structured Fund" is defined to mean any collective investment vehicle or other account that reshapes, repackages, and/or reproduces traditional cash flows or risk-return profiles through derivatives or other financial instruments and is operated in a passive and mechanistic manner in accordance with a predetermined set of trading and investment rules, and

       (ii) For purposes of this section, an "Enhanced Index Fund" is defined to mean any collective investment vehicle or account that (1) seeks to replicate the performance of an index that is constructed in a customized manner to provide greater returns than those provided by traditional indexes, or replicate the performance of a proprietary index that is developed, co-developed, or exclusively licensed by Merrill Lynch or any of its Affiliates and (2) is operated in a passive and mechanistic manner in accordance with a predetermined set of trading and investment rules,

(5)    is a "Structured Finance Vehicle,"

       For purposes of this section, a "Structured Finance Vehicle" is any collective investment vehicle that relies on a trust, commodity pool, depositary facility or other collective investment entity that has the primary purpose of aggregating securities, commodities or other financial instruments for the purpose of (i) repackaging illiquid instruments or derivatives, or (ii) tranching or aggregating financial instruments to change their tax, cost, accounting, yield, credit, leverage, ERISA or risk characteristics,

(6) is otherwise ancillary or incidental to any non-Fund or non-Separately Managed Account business of Merrill Lynch or its Affiliates, or

(7) has the primary purpose of seeding funds and/or raising additional third-party capital to facilitate, support or assist in capitalizing current or future Merrill Lynch's proprietary trading and investing activities, including, but not limited to, equity and equity-linked products, fixed income and fixed income-linked products, loans, and distressed credit, Real Estate, private equity, venture capital, infrastructure, timber, foreign exchange and commodities products.

       Nothing herein shall prohibit Merrill Lynch or any of its Affiliates from engaging in any business activities of any kind or nature currently engaged in by Merrill Lynch or any of its Affiliates as of the date of this Agreement.

               (ii) As used in this Section 5.1, the term "New BlackRock Restricted Activities" means engaging, whether directly or indirectly through ownership of any interest in or consensual arrangements relating to another Person that is directly or indirectly engaged, in the retail securities brokerage business; provided, however, that the term "New BlackRock Restricted Activities" shall in no event include acting as the distributor of publicly offered Funds primarily through third party sales forces or acting as a placement agent for privately offered Funds.

          (b) Notwithstanding Section 5.1 above, Merrill Lynch and any Controlled Affiliate restricted thereby may, with respect to Merrill Lynch Restricted Activities, and New BlackRock and any Controlled Affiliate restricted thereby may, with respect to New BlackRock Restricted Activities:

               (i) acquire or hold any interest (whether by way of a purchase, merger, consolidation or other transaction) in any Person engaged directly or indirectly in any Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable; if (and only if) (A) the direct and indirect interest Beneficially Owned by Merrill Lynch and its Controlled Affiliates (other than New BlackRock and its Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch), in the case of Merrill Lynch Restricted Activities, or by New BlackRock and its Controlled Affiliates, in the case of New BlackRock Restricted Activities, represents less than 10 percent of the voting interests and less than 10 percent of the ownership, revenue and profits interests in such Person, assuming the exercise of all rights of Merrill Lynch and its Controlled Affiliates ((other than New BlackRock and its Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch), or New BlackRock and its Controlled Affiliates, as applicable, to acquire any such interests or (B) in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its Affiliates; or

               (ii) acquire or hold any interest in any Person in excess of the amount set forth in clause (i) above if (and only if) either (A) both (x) the consolidated revenues of such Person from Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, in the previous four fiscal quarters are less than 33.3% of such Person's consolidated revenues during such period and (y) the sum of the aggregate consolidated revenues of such Person and its Subsidiaries in the preceding four fiscal quarters from Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, multiplied times the direct or indirect percentage economic interest of Merrill Lynch and its restricted Controlled Affiliates or New BlackRock and its restricted Controlled Affiliates, as applicable, in such Person is, in the case of Merrill Lynch Restricted Activities, less than 10% of the consolidated revenues of New BlackRock for such period and, in the case of New BlackRock Restricted Activities, less than 10% of the consolidated revenues of Merrill Lynch derived from New BlackRock Restricted Activities, Merrill Lynch or New BlackRock, as applicable, shall, or shall cause such Affiliate to, take commercially reasonable actions necessary to cease and terminate such Restricted Activities or to sell such Person or business to a third party that is not an Affiliate, as soon as reasonably practicable, and New BlackRock or Merrill Lynch, as applicable, shall have a right to participate as a bidder in respect of any such sale transaction, or (B) if such acquisition or holding satisfies Section 5.1(b)(ii)(A)(x) above but not Section 5.1(b)(ii)(A)(y) above, then Merrill Lynch or New BlackRock may continue to own such Person and operate its Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable (the "Continuing Business"); provided that, (1) for so long as the restrictions of Section 5.1(a) continue to apply to Merrill Lynch or BlackRock, as applicable, the Continuing Business shall not use the "Merrill Lynch" name or the "BlackRock" name, or any derivation thereof, and
(2) for so long as the Distribution Agreement in the Transaction Agreement remains in effect, Merrill Lynch and its Affiliates or BlackRock and its Affiliates (in each case, other than the acquired Person and its Affiliates as of the time of acquisition) shall not enter into any agreement similar to the Distribution Agreement with the acquired Person and its Affiliates; or

               (iii) in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any Person that is not an Affiliate of Merrill Lynch with an existing business engaged in Merrill Lynch Restricted Activities and continue to operate such business; provided that members of the Merrill Lynch board of directors do not constitute a majority of the board of directors of the surviving corporation of such transaction (or of the board of directors of its publicly traded parent company) and that the Merrill Lynch shareholders immediately prior to consummation of such transaction do not immediately after consummation of such transaction own 60% or more of the outstanding capital stock or other equity interests of the surviving entity of such transaction (or of its publicly traded parent company); the restrictions of Section 5.1(a) shall not apply to the activities of such surviving entity and its Affiliates (other than Merrill Lynch (if it is not the surviving parent entity) and its Subsidiaries as of the closing of the transaction)); or

               (iv) engage in Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, (including through an acquisition or holding in excess of that permitted by Section 5.1(b)(i) or (ii) above) if and to the extent that, prior to engaging therein,

               Merrill Lynch discloses to the Board of Directors of New BlackRock, or New BlackRock discloses to the Board of Directors of Merrill Lynch, as applicable, in reasonable detail and with reasonable particularity, including by responding to the inquiries and questions of such Board of Directors, the nature, extent and duration of the proposed Miami Restricted Activities or New BlackRock Restricted Activities; and

               a majority of the Independent Directors on such Board of Directors approves the proposed Miami Restricted Activities by Merrill Lynch or such Controlled Affiliate or New BlackRock Restricted Activities by New BlackRock or such Controlled Affiliate, as applicable.

                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

          Section 6.1 Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

          Section 6.2 Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate upon the fifth anniversary of the Closing or, if later, the first date on which Merrill Lynch and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than its Ownership Threshold; provided, however, that in the case of a termination pursuant to this Section 6.2, the obligations of the parties pursuant to
Article III hereof shall not terminate until the first date on which Merrill Lynch and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than five percent of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding at such time. Nothing in this
Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          Section 6.3  Ownership Information.

          (a) For purposes of this Agreement, all determinations of the amount of outstanding New BlackRock Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by New BlackRock with the Commission, unless New BlackRock shall have updated such information by delivery of written notice to Merrill Lynch.

          (b) If at any time or from time to time New BlackRock becomes aware of any event that has caused, or which could reasonably be expected to cause, Beneficial Ownership by Merrill Lynch and its Affiliates of New BlackRock Capital Stock to increase above its Ownership Cap, New BlackRock shall promptly (but in no event more than five Business Days thereafter) notify Merrill Lynch thereof.

          Section 6.4 Savings Clause. No provision of this Agreement shall be construed to require any party or its Controlled Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

          Section 6.5 Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Independent Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          Section 6.6 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          Section 6.7 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Transaction Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of Merrill Lynch under any other agreement with New BlackRock, the terms of this Agreement shall govern.

          Section 6.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or similar business combination transaction), by any party without the prior written consent of the other parties (approved, in the case of New BlackRock, by a majority of the Independent Directors), provided, that Merrill Lynch may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso; provided, further, that New BlackRock may assign all or a portion of its rights under Sections 3.3 and 5.1(b)(ii) in connection with any particular transaction subject thereto so long as New BlackRock remains, obligated in respect of any purchase obligations arising thereunder. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          Section 6.9 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          Section 6.10  Remedies.

          (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          Section 6.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

           If to New BlackRock:
           c/o BlackRock, Inc.
           40 East 52nd Street
           New York, NY 10022
           Facsimile:  212-810-8760
           Attn:  Laurence D. Fink

           with a copy (which shall not constitute notice) to:
           Skadden, Arps, Slate, Meagher & Flom LLP
           Four Times Square
           New York, NY 10036
           Facsimile:  212-735-200
           Attention:   Franklin M. Gittes, Esq.
                        Richard T. Prins, Esq.

           If to Merrill Lynch:
           Merrill Lynch & Co., Inc.
           Four World Financial Center
           250 Vesey Street
           New York, NY  10080
           Facsimile:  212-670-
           Attention:  Richard E. Alsop, Esq.

           with a copy (which shall not constitute notice) to:
           Sullivan & Cromwell LLP
           125 Broad Street
           New York, New York 1000
           Facsimile:  212-558-3588
           Attention:  Mitchell S. Eitel, Esq.

          Section 6.12  Governing Law; Consent to Jurisdiction.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by Merrill Lynch and New BlackRock to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

          Section 6.13 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          Section 6.14 Effectiveness. This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Transaction Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement and any actions or agreements contemplated hereby shall automatically be of no force or effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first written above.


                                   NEW BOISE, INC.


                                   By: /s/ Susan L. Wagner
                                        -------------------------------------
                                        Name:  Susan L. Wagner
                                        Title: President


                                   MERRILL LYNCH & CO., INC.


                                   By:   /s/ E. Stanley O'Neal
                                        -------------------------------------
                                        Name:  E. Stanley O'Neal
                                        Title: Chairman and Chief Executive
                                               Officer

                                                                    Exhibit 5.5


          REGISTRABLE SHARES: all current shares, and all future shares not acquired in violation of the stockholder agreement, until either (1) sold under an effective registration or (2) freely tradable without restriction under Rule 144(k); registration will be flexible, including, e.g., to provide for exchangeables and other hybrids

          SHELF: upon request

          DEMAND REGISTRATION: precise number of demand rights per year to be determined

          PIGGYBACK REGISTRATION: customary piggyback rights

          DELAY PERIOD: ability of BlackRock to suspend registration for a reasonable period if CEO determines in good faith in consultation with counsel that use of registration statement would require premature disclosure of non-public information the disclosure of which would be materially adverse to BlackRock; with such suspension period to be appropriately time-limited, and PNC not to be treated less favorably than officers, directors or any other Significant Stockholder.

          Other customary terms, including, e.g., registration procedures, provision of information for registration statement, indemnity for registration statement information, underwriters, expenses, etc.

          Most favored nation provision with respect to registration rights granted to any other Significant Stockholder.